Exhibit 7

POI Acquisition, LLC

375 Park Avenue, 14th Floor

New York, NY 10152

April 26, 2010

Protection One, Inc.

1035 N. Third Street, Suite 101

Lawrence, KS 66044

Monarch Master Funding Ltd.

(formerly Quadrangle Master Funding Ltd.)

c/o Monarch Alternative Capital LP

535 Madison Avenue, 26th Floor

New York, NY 10022

Dear Sirs:

Reference is made to the Amended and Restated Stockholders Agreement dated April 2, 2007 (the “Stockholders’ Agreement” ) among Quadrangle Master Funding Ltd., POI Acquisition, LLC (“POI”) and Protection One, Inc. (the “Company”). Capitalized terms used herein but not defined shall have the meanings set forth in the Stockholders’ Agreement.

Pursuant to a Tender and Support Agreement dated on the date hereof, by and among POI and Protection Holdings, LLC (the “Quadrangle Support Agreement”) and a Tender and Support Agreement dated on the date hereof, by and among Monarch Alternative Capital LP (“Monarch”) and Protection Holdings, LLC (the “Monarch Support Agreement” and, together with the Quadrangle Support Agreement, the “Support Agreements”), Monarch and POI have agreed to tender their Common Shares pursuant to the Offer (as such term is defined in the Support Agreements).

POI, Monarch and the Company hereby agree pursuant to Section 6.7 of the Stockholders’ Agreement to waive the application of Article III (Transfer Restrictions) and Article IV (Right of First Offer, Tag-Along Sale, Drag-Along) of the Stockholders Agreement to the entry into the Support Agreements by Monarch and POI, and to the tender of Common Shares by Monarch and POI pursuant to the Offer as described in the Support Agreements. For the avoidance of doubt, the tender of Common Shares by POI and Monarch pursuant to the Offer as described in the Support Agreements, shall not be considered a “Transfer” under the Stockholders’ Agreement.

The Company hereby further agrees that prior to the Acceptance Time (as such term is defined in the Merger Agreement (defined below)) it shall pay or shall cause to be paid all out-of-pocket costs and expenses reasonably incurred by

Monarch and Quadrangle and their respective affiliates in connection with the preparation of this letter agreement, the Support Agreements, or any amendment or waiver hereof or thereof, and the transactions contemplated by this letter agreement, the Support Agreements, the Agreement and Plan of Merger, dated the date hereof between Protection Holdings, LLC, Protection Acquisition Sub, Inc. and the Company (the “Merger Agreement”), the Offer (as defined in the Support Agreements), the process resulting in the Merger Agreement and all matters related thereto, up to an aggregate maximum amount, collectively for Quadrangle, Monarch and their respective affiliates, of $700,000.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such State. This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature pages had signed the same counterpart. This letter agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties.

Each of the parties hereto will sign and deliver such other documents of further assurance as may reasonably be necessary to give effect to the provisions of this letter agreement.

If the foregoing is in accordance with your understanding, please indicate your agreement by signing below, at which time this letter will constitute a binding agreement among us.

(

Very truly yours,

POI Acquisition, LLC

By: /s/ Peter Ezersky

Name: Peter Ezersky

Title:  Managing Principal

Accepted and Agreed as of

the 26th day of April 2010:

Monarch Alternative Capital LP,

on behalf of Monarch Master Funding Ltd.

By: /s/ Michael Weinstock

Name: Michael Weinstock

Title:  Managing Principal

Protection One, Inc.

By: /s/ Richard Ginsburg

Name: Richard Ginsburg

Title:  President & CEO

[Signature Page to the Letter Agreement]